EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-         ) of Fusion Telecommunications International, Inc. (the "Company") to be filed on or about December 15, 2017 of our report dated March 20, 2017 on our audits of the Company's consolidated financial statements as of December 31, 2016 and 2015 and for each of the two years then-ended, which report was included in the Company's Annual Report on Form 10-K filed March 21, 2017. We also consent to the incorporation by reference of our report dated April 14, 2017 on our audits of Apptix, Inc.'s balance sheet as of September 30, 2016 and December 31, 2015 and the related statements of operations, changes in stockholder's equity and cash flows for the period from January 1, 2016 through September 30, 2016 and the year ended December 31, 2015, which report was included in the Company's Current Report on Form 8-K/A filed on April 17, 2017. We also consent to the reference to our firm under the caption “Experts" in this Registration Statement.

/s/ EisnerAmper LLP

New York, New York
December 15, 2017